Exhibit 99.2

American Eagle Outfitters, Inc.
September 2010

Recorded Sales Commentary dated October 7, 2010

Good morning and welcome to the American Eagle Outfitters September 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended October 2nd, 2010 increased 4% to $251 million compared to $241 million for the five weeks ended October 3rd, 2009. Consolidated comparable store sales increased 4%, compared to a flat comp for the same period last year.

September sales were ahead of our expectations. Business was particularly strong during the first three weeks of the month, reflecting increased demand during the back-to-school shopping season. Customers responded favorably to our assortments, with AE women's posting a positive high single-digit comp, and men's flat to last year. Denim, accessories and importantly, women's sweaters continued to deliver strong results.

Transactions per store increased to last year. A higher transaction value was driven by a low single-digit increase in our average unit retail price, primarily due to less promotional activity and lower markdowns. Unit sales were also strong, and inventories are well controlled. The average weekly third quarter inventory per foot continues to be down in the mid single-digits and we expect clearance to be down as we enter the holiday season.

We are raising our third quarter outlook, based on our performance through September, and now expect third quarter earnings from continuing operations to be in the range of $0.27 to $0.28 per diluted share. This is based on a view of third quarter comps of flat to slightly positive, reflecting conservative traffic expectations during the non-peak selling period of October. The third quarter 2010 guidance excludes the potential impact of investment security charges.

Thank you for your continued interest in American Eagle Outfitters.